Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 1, 2012 (the “Effective Date”), between Bruce Beaty (“Executive”), an individual residing at 40 Patterson Avenue, Greenwich, CT 06830 and Blue Ridge Real Estate Company and Big Boulder Corporation of P. O. Box 707, Blakeslee, Pennsylvania 18610 (the “Company”).

WITNESSETH:

WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by the Company, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the provisions contained herein, Executive and the Company hereby agree as follows:

1.	Employment. Subject to the terms and conditions of this Employment Agreement, Executive will be employed by the Company in the position of President for a one-year period commencing as of the Effective Date and extending until January 1, 2013 (the “Initial Term”), unless Executive’s employment is terminated earlier pursuant to Section 4 of this Employment Agreement. Thereafter, this Employment Agreement shall continue in effect indefinitely until either party gives notice to the other party that it shall be terminated. The Initial Term of this Employment Agreement and any extension thereof are collectively referred to as the “Employment Period.”

2.	Duties.

a.	During the Employment Period, Executive will perform such duties and fulfill such assignments as may be assigned to Executive by the Board of Directors (“Board”) or its designee. Executive will perform his duties faithfully, diligently and competently to the best of his ability. Executive will perform substantially all of his duties from his residential office in Greenwich, CT, except, where required, that he occasionally attends meetings in person at the Company’s headquarters, New York City or as otherwise directed.

b.

During the Employment Period, Executive will devote a majority of the Executive’s business time, energy, attention and skill to the performance of Executive’s duties and to the promotion and advancement of the Company’s business and interests. Notwithstanding the foregoing, Executive may invest in any business, provided that (a) the investment is passive, (i.e., Executive is not required to, and in fact does not, provide any services on behalf of such business) and (b) the business invested in is not competitive with any aspect of the Company or any of its Affiliates (as defined in Section 2(b)(ii) below) as determined by the Board in its sole discretion, except that the limitation imposed by this clause (b) shall not apply to passive investment in the securities of a publicly traded company as long as Executive does not own at any time three percent (3%) or more of any class of the securities of such company.

c.	For purposes of this Employment Agreement “Affiliate” shall be defined as any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, governmental authority or other entity (“Person”) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

3.	Compensation.

a.	Salary. The Company will pay a salary to Executive at the rate of $10,000 per month ($120,000 per annum), payable in accordance with the regular payroll practices for salaried employees of the Company.

b.	Bonus. Executive will be paid a bonus of not less than $30,000 in a single sum on the first anniversary of the Effective Date provided that he remains in continuous employment with the Company through such date or is involuntarily terminated without “Cause” or terminates for “Good Reason” (as such terms are respectively defined herein) prior to such first anniversary.

c.	Benefit Plans. Executive will be eligible for participation in the Company’s 401(k) plan, if any, provided by the Company to its employees on the same terms and conditions as offered to other employees.

d.	Expenses. The Company will reimburse Executive for reasonable expenses incurred by Executive in performance of Executive’s duties under this Employment Agreement in accordance with the Company’s policies with respect to reimbursement of such expenses and the documentation required therefore including but not limited to travel expenses from his home, meals away from his home and overnight lodging.

e.	Healthcare Expenses. The Company will reimburse Executive for the health care costs incurred under his existing personal health insurance policy (family coverage), such reimbursement to be made on an after-tax basis during the Employment Period.

4.	Termination of Employment Period. Executive’s employment with the Company may be terminated in the manner, for the reasons and with the consequences provided for in this Section 4:

a.	Expiration of the Employment Period. Executive’s employment with the Company shall terminate upon the expiration of the Initial Term or thereafter (if extended) upon notice by either party.

b.	Termination for Cause. The Company may at any time terminate Executive’s employment for Cause. For purposes of this Employment Agreement, “Cause” means the occurrence of any of the following:

(i)	A willful and material breach of any provision of this Agreement and/or the continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations); provided, however, that the Company must first deliver to the Executive a written demand for substantial performance which specifically identifies the manner in which the Company believes that the Executive has not substantially performed Executive’s duties and allow the Executive a period of no less than thirty (30) days thereafter within which to correct any such failure to substantially perform Executive’s duties;

(ii)	Executive engages in any act involving dishonesty, disloyalty, fraud or material misrepresentation adversely affecting the Company or any of its Affiliates;

(iii)	Executive is convicted of a felony or crime;

(iv)	Executive performs Executive’s duties under this Employment Agreement with gross negligence;

(v)	Executive engages in any action involving willful misconduct adversely affecting the Company or any of its Affiliates; or

(vi)	Executive fails to follow the lawful instructions of the Board or its designees after written notice thereof.

c.	Termination Upon Death. Executive’s employment with the Company shall automatically terminate upon Executive’s death.

d.	Termination of Employment by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, if not cured by the Company within thirty (30) days from receipt of written notice from Executive, the occurrence of any of the following events:

(i)	a diminution or reduction in the Executive’s position, or authority, excluding for this purpose an isolated, insubstantial action not taken in bad faith which is remedied by the Company promptly;

(ii)	a reduction by the Company in Executive’s Base Salary as in effect at that time ;

(iii)	the Company’s requiring Executive, without his/her consent, to render substantially all of his services other than from his residence location; or

e.	Termination For Any Other Reason. If, for any reason other than as specified in Sections 4 (a) through (d) above, either party wishes to terminate Executive’s employment, that party may do so by providing the other party with at least three (3) months’ notice prior to the Date of Termination of Executive’s employment. The Date of Termination shall be the date upon which any termination of the employment of Executive shall be effective. In lieu of all or a portion of such three-month notice period, the Company may elect to terminate Executive and pay Executive his salary for the portion of the notice period for which he is no longer employed.

f.	During any notice period provided for in this Section 4, Executive shall continue to render his normal and usual services consistent with this Employment Agreement, unless the rendition of such services during such period is reduced or excused entirely by the Company, in its sole discretion and in writing, in which case Executive will continue to receive his normal salary and benefits up to the Date of Termination.

5.	Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To Company:	Blue Ridge Real Estate Company
P. O. Box 707
Blakeslee. PA 18610
Facsimile: (570) 443-8412
Attention: Michael J. Flynn

To Executive:	Bruce Beaty
40 Patterson Avenue
Greenwich, CT 06830

All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Employment Agreement shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by prepaid, first class certified or registered mail. All notices shall be deemed effective and given upon confirmation of delivery or receipt or refusal of receipt. Either party may change the address provided for the party above by giving notice to the other party in the manner prescribed in this Section.

6.	Waiver. Amendments. No discharge of this Employment Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Employment Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Employment Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Employment Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No amendment to the Employment Agreement shall be valid or binding unless set forth in writing and duly executed by all the parties hereto.

7.	Parties in Interest. The rights, remedies and obligations of Company under this Employment Agreement shall be binding on the successors, assigns and transferees of Company. The obligations of Executive under this Employment Agreement shall be binding on his heirs, executors and legal representatives. Executive shall not have the right to assign, transfer or otherwise dispose of his right, title and interest in and to any part of this Employment Agreement or to assign the burdens hereof.

8.	Governing Law. This Employment Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Pennsylvania without giving effect to the conflict of laws rules thereof.

9.	Headings. The headings contained in this Employment Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Employment Agreement.

10.

Severability. If any provision of this Employment Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstances, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. If the scope of any provision contained in this Employment Agreement is too broad to permit enforcement of the provision to its full extent, then the provision shall be enforced to the maximum extent permitted by law, and Executive agrees that such scope shall be judicially modified accordingly in any proceeding brought to enforce this Employment Agreement.

11.	Recitals. The recitals to this Employment Agreement are hereby deemed incorporated into and made part of this Employment Agreement.

12.	Counterparts. This employment Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

13.	Entire Agreement. This Employment Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective on the date and year first above written.

BLUE RIDGE REAL ESTATE COMPANY
AND BIG BOULDER CORPORATION

By:	/s/ Michael J. Flynn	Date: 2/8/2012
MICHAEL J. FLYNN
CHAIRMAN OF THE BOARD OF DIRECTORS

/s/	Bruce Beaty	Date: 2/8/2012
BRUCE BEATY